Exhibit 99.1

Tenet Announces Completion of Its Private Offering

of 8% Senior Notes due 2020

DALLAS – August 17, 2010 – Tenet Healthcare Corporation (NYSE: THC) announced today the successful completion of its previously announced offering of $600 million aggregate principal amount of 8% Senior Notes due 2020. Tenet intends to use the net proceeds from the offering of the notes to purchase a portion of its 7.375% Senior Notes due 2013 in a tender offer. The notes were offered in a private placement.

The notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release is neither an offer to sell nor a solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

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Media:	Investors:

Rick Black (469) 893-2647	Thomas Rice (469) 893-2522
Rick.Black@tenethealth.com	Thomas.Rice@tenethealth.com

Some of the statements in this release may constitute forward-looking statements. Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended Dec. 31, 2009, our quarterly reports on Form 10-Q and periodic reports on Form 8-K. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.